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




                                                             <c
                                                             >
Federated International
High Income  Fund
Class C Shares
                                     Yield = 2{( $633.58     -  $87.25      )+1)^6-1}=

Computation of SEC Yield                         7,038       *( $10.12      -          0.00000)
As of:  Nov 30, 1996
                                                 SEC Yield =    9.38%



Dividend and/or Interest
Inc for the 30 days      $633.58
ended

Net Expenses for         $87.25
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends     7,038

Maximum offering price   $10.12
per share as of 11/30/96

Undistributed net income 0.00000



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